Exhibit 99.1

Garrett Motion Delivers Strong 2024 Financial Performance, Issues 2025 Outlook

Fourth Quarter 2024 Financial Highlights
•Net sales totaled $844 million, down 11% on a reported basis, down 10% at constant currency*
•Net income totaled $100 million; Net income margin 11.8%
•Adjusted EBITDA* totaled $153 million; Adjusted EBITDA margin* of 18.1%
•Net cash provided by operating activities totaled $131 million
•Adjusted free cash flow* totaled $157 million
Full Year 2024 Financial Highlights
•Net sales totaled $3,475 million, down 11% on a reported basis, down 10% at constant currency*
•Net income totaled $282 million; Net income margin 8.1%
•Adjusted EBITDA* totaled $598 million; Adjusted EBITDA margin* of 17.2%
•Net cash provided by operating activities totaled $408 million
•Adjusted free cash flow* totaled $358 million
•Repurchased $296 million of common shares; 13% share reduction year-over-year

Full Year 2024 Business Highlights
•Continuing to win in turbo across all geographies, including with new players and across all hybrid types
•Secured contracts for marine and back-up power with our largest turbocharger for start of production in 2026
•Entered into letter of intent with SinoTruk to co-develop e-powertrain systems for light and heavy trucks by 2027
•Recognized with 2024 Stellantis Innovation Award for our differentiated zero-emission technologies
•OEM customers validated our proprietary 3-in-1 E-powertrain high-speed technology, revolutionary refrigerant compression technology and broad range of highly efficient fuel cell compressors

PLYMOUTH, Mich. and ROLLE, Switzerland, February 20, 2025 – Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a leading differentiated automotive technology provider, today announced its financial results for the three and twelve months ended December 31, 2024.

“Garrett Motion delivered strong financial performance in 2024, while navigating a challenging industry environment. We expanded adjusted EBITDA margin by 90 basis points year-over-year to 17.2% and generated $358 million in adjusted free cash flow, a testament to our solid operating performance and ability to deliver across industry cycles. We continued to strengthen our leading industry position by expanding our turbo offerings and advancing our differentiated zero-emission technologies.” said Olivier Rabiller, President and CEO of Garrett.

“We also made meaningful progress in validating the strength of our zero-emission technologies, securing additional partnerships and new business wins for Garrett's automotive and industrial applications with major customers around the world. Further, these products are actively being tested by customers with launches planned for as early as 2027.”

“Garrett's 2024 adjusted free cash flow of $358 million enabled us, once again, to return significant value to our shareholders. In the year, we repurchased $296 million of common shares, equivalent to 13% of our share count at the beginning of the year. We also announced in the fourth quarter a new capital allocation plan which includes the initiation of a $50 million annual dividend, to be declared and paid quarterly, and a new $250 million share repurchase program for 2025. We look forward to continuing to prudently invest in our portfolio of innovative and differentiated products, secure significant customer wins and deliver strong financial performance once again in 2025.”

$ millions (unless otherwise noted)	Q4 2024	Q4 2023	Full Year 2024	Full Year 2023
Net sales	844	945	3,475	3,886
Cost of goods sold	662	756	2,770	3,130
Gross profit	182	189	705	756
Gross profit %	21.6%	20.0%	20.3%	19.5%
Selling, general and administrative expenses	62	69	240	247
Income before taxes	99	68	343	347
Net income	100	52	282	261
Net income margin	11.8%	5.5%	8.1%	6.7%
Adjusted EBITDA*	153	145	598	635
Adjusted EBITDA margin*	18.1%	15.3%	17.2%	16.3%
Net cash provided by operating activities	131	135	408	465
Adjusted free cash flow*	157	137	358	422
* See reconciliations to the nearest GAAP measure in Appendix

Results of Operations

Net sales for the fourth quarter of 2024 were $844 million, representing a decrease of 11% (including an unfavorable impact of $9 million or 1% due to foreign currency translation) compared with $945 million in the fourth quarter of 2023. This decrease was driven by lower diesel production volumes primarily in Europe and soft gasoline demand in China and North America. These declines were partially offset by a recovery in commercial vehicles from sustained demand in China and North America.

Cost of goods sold for the fourth quarter of 2024 was $662 million compared with $756 million in the fourth quarter of 2023, primarily driven by lower sales volumes, higher productivity net of labor inflation and repositioning costs and commodity, transportation and energy deflation. These decreases were partially offset by unfavorable mix and higher Research and Development ("R&D") costs, reflecting Garrett's continued investment in new technology development.

Gross profit totaled $182 million for the fourth quarter of 2024 as compared to $189 million in the fourth quarter of 2023, with a gross profit percentage for the fourth quarter of 2024 of 21.6% as compared to 20.0% in the fourth quarter of 2023. This decrease in gross profit was driven by lower volumes, unfavorable impact from foreign currency and higher R&D costs as described above. These declines were partially offset by commodity, transportation and energy deflation, a favorable product mix and productivity net of labor inflation and repositioning costs.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2024 decreased to $62 million from $69 million in the fourth quarter of 2023. The decrease compared with the prior year was driven by lower professional services and legal fees, lower IT related costs and lower repositioning costs. These decreases were partially offset by higher stock-based compensation expense.

Interest expense in the fourth quarter of 2024 was $26 million as compared to $55 million in the fourth quarter of 2023. The decrease was primarily driven by $10 million of lower interest expense due to a different notional amount of debt outstanding during the period. We also recognized $19 million less of marked-to-market remeasurement losses during the quarter on our undesignated interest rate swap contracts, in comparison to the prior year.

Non-operating income for the fourth quarter of 2024 was $6 million as compared to $5 million in the fourth quarter of 2023, mainly driven by an increase in the non-service components of net periodic pension benefits, partially offset by lower equity income due to the sale of an equity interest in an unconsolidated joint venture.

Tax (benefit) expense for the fourth quarter of 2024 was a benefit of $1 million as compared to an expense of $16 million in the fourth quarter of 2023, mainly driven by release of reserves due to statute of limitation expirations and release of valuation allowance related to deferred tax assets in Brazil (net of US branch taxes), partially offset by the Company's change in assertion of undistributed foreign earnings in China.

Net income for the fourth quarter of 2024 was $100 million as compared to $52 million in the fourth quarter of 2023 primarily due to $29 million of lower interest expense, $17 million of lower tax expenses and $7 million of lower SG&A partially offset by $7 million of lower gross profit, as discussed above.

Net cash provided by operating activities totaled $131 million in the fourth quarter of 2024 as compared to $135 million in the fourth quarter of 2023, primarily due to $27 million unfavorable changes in working capital and $2 million in lower net income excluding the effects of non-cash items, partially offset by $25 million of favorable impacts from changes in other assets and liabilities.

Non-GAAP Financial Measures

Adjusted EBITDA increased to $153 million in the fourth quarter of 2024 as compared to $145 million in the fourth quarter of 2023. The increase was mainly due to variable and fixed cost productivity, commodity, transportation and energy deflation and favorable product mix. These increases were partially offset by lower volumes and unfavorable foreign exchange impact.

Adjusted free cash flow, which excludes capital structure transformation expenses and cash paid for repositioning and factoring costs, was $157 million in the fourth quarter of 2024 as compared to $137 million in the fourth quarter of 2023. The increase was primarily driven by $6 million of working capital contribution (net of factoring), $8 million of higher adjusted EBITDA, $15 million of favorable impacts from changes in other assets and liabilities and $4 million of lower capital expenditures. This improvement was partially offset by $14 million of higher cash paid for interest due to the 2023 Dollar Term Facility and higher interest rates.

Liquidity and Capital Resources

As of December 31, 2024, Garrett had $725 million in available liquidity, including $125 million in cash and cash equivalents and $600 million of undrawn commitments under its revolving credit facility. As of December 31, 2023, Garrett had $829 million in available liquidity, including $259 million in cash and cash equivalents and $570 million undrawn commitments under its revolving credit facility.

As of December 31, 2024, total principal amount of debt outstanding amounted to $1,493 million, down from $1,696 million as of December 31, 2023, primarily due to early debt repayments of $985 million partially offset by proceeds of $794 million from our senior unsecured notes, net of deferred financing costs.

During the fourth quarter of 2024, we repurchased $70 million of common stock under our authorized share repurchase program. For the full year 2024, total repurchases of common stock equaled $296 million at an average price of $8.83 per share. Our share repurchase program expired as of December 31, 2024.

On December 4, 2024, the Board of Directors authorized a new $250 million share repurchase program valid January 1, 2025 until December 31, 2025. The Company may repurchase shares from time to time under the program through various methods, including in open market transactions, block trades, privately negotiated transactions, and otherwise. The timing, as well as the number and value of shares repurchased under the program, will depend on a variety of factors. The Company is not obligated to purchase any shares under the repurchase program, and the program may be suspended, modified, or discontinued at any time without prior notice.

On January 30, 2025, we entered into an amendment and restatement of our Credit Agreement, under which we refinanced in full our 2021 Dollar Term Facility in an aggregate principal amount of $692 million (the "2025 Dollar Term Facility"). The 2025 Dollar Term Facility will mature on January 30, 2032. We also refinanced and upsized our revolving credit facility to $630 million. The new revolving credit facility will mature in 2030.

Full Year 2025 Outlook
Garrett is providing the following outlook for the full year 2025 for certain GAAP and Non-GAAP financial measures.

Full Year 2025 Outlook
Net sales (GAAP)	$3.3 billion to $3.5 billion
Net sales growth at constant currency (Non-GAAP)*	-3% to +2%
Net income (GAAP)	$209 million to $254 million
Adjusted EBITDA (Non-GAAP)*	$545 million to $605 million
Adjusted EBIT (Non-GAAP)*	$427 million to $487 million
Net cash provided by operating activities (GAAP)	$357 million to $447 million
Adjusted free cash flow (Non-GAAP)*	$300 million to $390 million
* See reconciliations to the nearest GAAP measures in Appendix.
Garrett’s full year 2025 outlook, as of February 20, 2025, includes the following expectations:

•2025 light vehicle industry production flat to down 3% from 2024;
•2025 commercial vehicle industry, including both on- and off-highway, 0% to 2% from 2024;
•2025 average light vehicle battery electric vehicle penetration of 16%;
•2025 Euro/dollar assumption of 1.05 EUR to 1.00 USD versus 1.08 in 2024;
•RD&E investment at 4.6% of sales in 2025, with more than 50% on zero emission technologies;
•Capital expenditures at 2.8% of sales, with more than 25% on zero emission technologies.
•Outlook range does not consider potential impact of US tariffs or other related trade actions.

Conference Call

Garrett will hold a conference call to discuss its financial results for the fourth quarter and full year 2024 on Thursday, February 20, 2025 at 8:30 am ET / 2:30 pm CET. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 8581315.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com/. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 4042707. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statement, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent annual report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statement, except where we are expressly required to do so by law.

Non-GAAP Financial Measures
This communication includes the following non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBIT, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted free cash flow. We believe these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends and are important indicators of operating performance because they exclude the effects of certain non-operating items, therefore making them more closely reflect our operational performance. Our calculation of these non-GAAP measures, including a reconciliation of such measures to the most closely related GAAP measure, are set forth in the Appendix to this presentation. These non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. For additional information with respect to our non-GAAP financial measures, see our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission.
About Garrett Motion Inc.

A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is expanding its positive impact by developing differentiated technology solutions for Zero Emission Vehicles, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for battery electric vehicles. Garrett has five R&D centers, 13 manufacturing facilities and a team of more than 9,000 employees in more than 20 countries. Its mission is to enable the transportation industry to advance motion through unique, differentiated innovation. For more information, please visit www.garrettmotion.com.

Contacts:
INVESTOR RELATIONS	MEDIA
Cyril Grandjean	Amanda Jones
+1.734.392.5504	+41.79.601.0787
investorrelations@garrettmotion.com	Amanda.Jones@garrettmotion.com

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Dollars in millions, except per share amounts)
Net sales	$844	$945	$3,475	$3,886
Cost of goods sold	662	756	2,770	3,130
Gross profit	182	189	705	756
Selling, general and administrative expenses	62	69	240	247
Other expense, net	1	2	6	5
Interest expense	26	55	156	159
Gain on sale of equity investment	—	—	(27)	—
Non-operating income, net	(6)	(5)	(13)	(2)
Income before taxes	99	68	343	347
Tax expense	(1)	16	61	86
Net income	100	52	282	261
Less: preferred stock dividends	—	—	—	(80)
Less: preferred stock deemed dividends	—	—	—	(232)
Net income (loss) available for distribution	$100	$52	$282	$(51)

Earnings (loss) per common share
Basic	$0.47	$0.22	$1.27	$(0.31)
Diluted	$0.47	$0.22	$1.26	$(0.31)

Weighted average common shares outstanding
Basic	211,173,860	240,334,168	222,316,484	166,595,397
Diluted	212,955,723	242,294,842	224,121,156	166,595,397

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Dollars in millions)
Net income	$100	$52	$282	$261
Foreign exchange translation adjustment	42	(21)	30	(13)
Defined benefit pension plan adjustment, net of tax	1	(2)	5	(2)
Changes in fair value of effective cash flow hedges, net of tax	(13)	(12)	(8)	(15)
Changes in fair value of net investment hedges, net of tax	53	(27)	49	(9)
Total other comprehensive income (loss), net of tax	83	(62)	76	(39)
Comprehensive income (loss)	$183	$(10)	$358	$222

CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$125	$259
Restricted cash	1	1
Accounts, notes and other receivables – net	687	808
Inventories – net	286	263
Other current assets	94	75
Total current assets	1,193	1,406
Investments and long-term receivables	10	29
Property, plant and equipment – net	449	477
Goodwill	193	193
Deferred income taxes	207	216
Other assets	224	206
Total assets	$2,276	$2,527
LIABILITIES
Current liabilities:
Accounts payable	$972	$1,074
Current maturities of long-term debt	7	7
Accrued liabilities	299	293
Total current liabilities	1,278	1,374
Long-term debt	1,464	1,643
Deferred income taxes	25	27
Other liabilities	182	218
Total liabilities	$2,949	$3,262
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 240,987,329 and 238,543,624 issued and 206,387,938 and 238,249,056 outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid – in capital	1,213	1,190
Retained deficit	(1,653)	(1,922)
Accumulated other comprehensive income (loss)	73	(3)
Treasury Stock, at cost; 34,599,391 and 0 shares as of December 31, 2024 and 2023, respectively	(306)	—
Total deficit	(673)	(735)
Total liabilities and deficit	$2,276	$2,527

CONSOLIDATED STATEMENTS OF CASH FLOWS	Year Ended December 31,
	2024	2023
	(Dollars in millions)
Cash flows from operating activities:
Net income	$282	$261
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	7	24
Depreciation	90	90
Amortization of deferred issuance costs	37	20
Loss on remeasurement of forward purchase contract	—	13
Gain on sale of equity investment	(27)	—
Foreign exchange loss (gain)	27	(15)
Stock compensation expense	23	14
Pension expense	(6)	(1)
Unrealized (gain) loss on derivatives	(2)	51
Other	(6)	7
Changes in assets and liabilities:
Accounts, notes and other receivables	89	1
Inventories	(48)	12
Other assets	(25)	(2)
Accounts payable	(52)	8
Accrued liabilities	26	(8)
Other liabilities	(7)	(10)
Net cash provided by operating activities	$408	$465
Cash flows from investing activities:
Expenditures for property, plant and equipment	(91)	(83)
Proceeds from cross-currency swap contracts	31	28
Proceeds from sale of equity investment	46	—
Net cash used for investing activities	$(14)	$(55)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	794	667
Payments of long-term debt	(992)	(207)
Repurchases of Series A Preferred Stock	—	(580)
Repurchases of Common Stock	(296)	(213)
Excise tax on Common Stock repurchase	(8)	—
Payments of Additional Amounts for conversion of Series A Preferred Stock	—	(25)
Payments for preference dividends	—	(42)
Payments for debt and revolving facility financing costs	(8)	(2)
Other	(10)	(1)
Net cash used for financing activities	$(520)	$(403)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(8)	5
Net (decrease) increase in cash, cash equivalents and restricted cash	(134)	12
Cash, cash equivalents and restricted cash at beginning of period	260	248
Cash, cash equivalents and restricted cash at end of period	$126	$260
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	64	60
Interest paid	88	89
Supplemental disclosure of non-cash financing activities:
Dividends declared, not paid	13	—

Reconciliation of Net Income to Adjusted EBITDA(1)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Dollars in millions)
Net income — GAAP	$100	$52	$282	$261
Interest expense, net of interest income (2)	26	54	153	152
Tax expense	(1)	16	61	86
Depreciation	23	24	90	90
EBITDA (Non-GAAP)	148	146	586	589
Stock compensation expense (3)	6	2	23	14
Repositioning costs	5	(1)	21	13
Foreign exchange loss (gain) on debt, net of related hedging loss (gain)	1	(1)	—	—
Factoring and notes receivables discount fees	1	1	4	4
Gain on sale of equity investment	—	—	(27)	—
Other non-operating income (4)	(8)	(2)	(12)	(6)
Acquisition and divestiture expenses (5)	—	—	1	—
Capital structure transformation expenses (6)	—	—	—	22
Debt refinancing and redemption costs (7)	—	—	2	—
Adjusted EBITDA (Non-GAAP)	$153	$145	$598	$635

Net sales	$844	$945	$3,475	$3,886

Net income margin	11.8%	5.5%	8.1%	6.7%
Adjusted EBITDA margin (Non-GAAP) (8)	18.1%	15.3%	17.2%	16.3%

(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of interest expense net of interest income, tax expense, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA, plus the sum of stock compensation expense, repositioning costs, foreign exchange (gain) loss on debt net of related hedging gains (loss), discounting costs on factoring, gain on sale of equity investment, other non-operating income, and capital structure transformation expenses. Adjusted EBITDA now also adjusts for acquisition and divestiture expenses, and debt refinancing and redemption costs, but no adjustments were made to prior period as there were no similar adjustments in the prior period. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest-related charges and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $0 million and $1 million for the three months ended December 31, 2024 and 2023, respectively, and $3 million and $7 million for the year ended December 31, 2024 and 2023, respectively.
(3)    Stock compensation expense includes only non-cash expenses.
(4)     Reflects the non-service component of net periodic pension costs and other income that are not considered directly related to the Company's operations.
(5)     Reflects third-party costs incurred for the sale of an equity interest in an unconsolidated joint venture.
(6)     Includes the loss on remeasurement of the agreements to repurchase shares of the Company's Series A Preferred Stock from certain of the Company's investors in connection with the Company's capital structure transformation transactions, well as third-party legal and advisory fees that are directly attributable to such transactions.
(7)    Reflects the third-party costs directly attributable to the repricing of our 2021 Dollar Term Facility.
(8)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Garrett
Reported sales % change	(11)%	5%	(11)%	8%
Less: Foreign currency translation	(1)%	2%	(1)%	0%
Constant currency sales % change	(10)%	3%	(10)%	8%

Gasoline
Reported sales % change	(9)%	12%	(13)%	16%
Less: Foreign currency translation	(1)%	1%	(1)%	(1)%
Constant currency sales % change	(8)%	11%	(12)%	17%

Diesel
Reported sales % change	(23)%	9%	(17)%	5%
Less: Foreign currency translation	(1)%	4%	(1)%	2%
Constant currency sales % change	(22)%	5%	(16)%	3%

Commercial vehicles
Reported sales % change	2%	(15)%	(4)%	(3)%
Less: Foreign currency translation	(1)%	1%	(1)%	(2)%
Constant currency sales % change	3%	(16)%	(3)%	(1)%

Aftermarket
Reported sales % change	(4)%	0%	1%	3%
Less: Foreign currency translation	(1)%	2%	0%	0%
Constant currency sales % change	(3)%	(2)%	1%	3%

Other Sales
Reported sales % change	(25)%	54%	(11)%	15%
Less: Foreign currency translation	(1)%	6%	(1)%	1%
Constant currency sales % change	(24)%	48%	(10)%	14%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$131	$135	$408	$465
Expenditures for property, plant and equipment	(22)	(26)	(91)	(83)
Net cash provided by operating activities less expenditures for property, plant and equipment	109	109	317	382
Capital structure transformation expenses	—	1	1	8
Acquisition and divestiture expenses	—	—	1	—
Cash payments for repositioning	3	2	18	11
Proceeds from cross currency swap contracts	6	19	17	19
Factoring and P-notes	39	6	4	2
Adjusted free cash flow (Non-GAAP) (1)	$157	$137	$358	$422

(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, factoring and guaranteed bank notes activity.

Full Year 2025 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2025 Full Year
	Low End	High End
Reported net sales (% change)	(6)%	0%
Foreign currency translation	(3)%	(2)%
Full year 2025 Outlook Net sales growth at constant currency (Non-GAAP)	(3)%	2%

Full Year 2025 Outlook Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA

	2025 Full Year
	Low End	High End
	(Dollars in millions)
Net income - GAAP	$209	$254
Interest expense, net of interest income *	123	123
Tax expense	70	85
Factoring and notes receivables discount fees	1	1
Repositioning costs	24	24
Full Year 2025 Outlook Adjusted EBIT (Non-GAAP)	$427	$487
Depreciation	93	93
Stock compensation expense	25	25
Full Year 2025 Outlook Adjusted EBITDA (Non-GAAP)	$545	$605
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2025 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2025 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$357	$447
Expenditures for property, plant and equipment	(94)	(94)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	263	353
Cash payments for repositioning	25	25
Proceeds from cross currency swap contracts	12	12
Full Year 2025 Outlook Adjusted free cash flow (Non-GAAP)	$300	$390